Exhibit 8.1

Principal Subsidiaries, Consolidated Affiliated Entities and Subsidiaries of Consolidated Affiliated Entities

Principal Subsidiaries:

PPDAI (HK) LIMITED, a Hong Kong company

Bluebottle Limited, a Hong Kong company

Beijing Prosper Investment Consulting Co., Ltd., a PRC company

Shanghai Guangjian Information Technology Co., Ltd., a PRC company

Shanghai Shanghu Information Technology Co., Ltd., a PRC company

Shanghai Manyin Information Technology Co., Ltd., a PRC company

Consolidated Affiliated Entities:

Beijing Paipairongxin Investment Consulting Co., Ltd., a PRC company

Shanghai Zihe Information Technology Co., Ltd., a PRC company

Subsidiaries of Consolidated Affiliated Entities:

Shanghai PPDai Financial Information Services Co., Ltd., a PRC company